Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
STEEL EXCEL INC.
WITH AND INTO
ADPT CORPORATION

(Pursuant to Section 253 of the General Corporation Law of Delaware)

ADPT Corporation, a corporation organized and existing under the laws of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: That the Corporation owns 100% of the outstanding shares of capital stock of Steel Excel Inc., a Delaware corporation (the “Subsidiary”).

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated September 20, 2011, the following resolutions providing for the merger of the Subsidiary with and into the Corporation were duly adopted:

WHEREAS, ADPT Corporation (the “Corporation”) owns 100% of the outstanding capital stock of Steel Excel Inc., a Delaware corporation (“Subsidiary”);

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is advisable, fair to and in the best interests of the Corporation to merge Subsidiary into the Corporation; and

WHEREAS, Section 253 of the General Corporation Law of the State of Delaware provides for the merger of a parent corporation and a subsidiary corporation to occur without a vote of the stockholders of the subsidiary corporation if the parent corporation owns at least 90% of the outstanding shares of each class of stock of the subsidiary corporation by executing, acknowledging and filing a Certificate of Ownership and Merger.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board hereby authorizes the merger of Subsidiary with and into the Corporation, with the Corporation continuing as the surviving corporation (the "Merger").

RESOLVED, that by virtue of the Merger and without any action on the part of any holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger.

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.

RESOLVED, that the certificate of incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article ONE thereof shall be amended to read in its entirety as follows:

“The name of the Corporation is Steel Excel Inc. (the “Corporation”).”

RESOLVED, that the bylaws of the Corporation as in effect immediately prior to the effective time of the Merger shall be the bylaws of the surviving corporation.

RESOLVED, that the officers of the Corporation are authorized and directed to make, sign and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge Subsidiary with and into the Corporation, and to cause the same to be filed with the Secretary of State of the State of Delaware and further to do all acts and things whatsoever and to incur such expenses, whether within or without the State of Delaware, which may be necessary or proper to effect the Merger and the foregoing resolutions.

THIRD: The Corporation shall be the surviving corporation in the Merger.

FOURTH: The certificate of incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article ONE thereof shall be amended to read in its entirety as follows:

The name of the Corporation is Steel Excel Inc. (the “Corporation”)

FIFTH: This Certificate of Ownership and Merger (the “Certificate”) shall become effective at 7:02 P.M. Eastern Time on the date of filing of the Certificate with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer on this 3rd day of October 2011.

ADPT CORPORATION

By:	/s/ John J. Quicke
Name: John J. Quicke Title: Interim President and Chief Executive Officer